SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made as of the 17th day of April, 2014.

BETWEEN:

AMERICAS BULLION ROYALTY CORP., a company incorporated under the laws of British Columbia and having its registered office at 888 Dunsmuir Street, 11th Floor, Vancouver, BC V6C 3K4

(the "Purchaser")

AND:

MULTI-STRAT HOLDINGS LTD., a company incorporated under the laws of Bermuda and having its registered office at Crawford House, 50 Cedar Avenue, Hamilton, HMl 1Bermuda

(the "Vendor")

WHEREAS:

A.

Till Capital Ltd. (formerly Resource Holdings Ltd.) (the "Company") and the Purchaser have entered into an arrangement agreement dated as of February 18, 2014, as amended on March 25, 2014 (the "Arrangement Agreement") which provides for the implementation of certain transactions (the "Arrangement") by way of a plan of arrangement (the "Plan of Arrangement"), a copy of which is attached as Schedule A to the Arrangement Agreement;

B.	Pursuant to Section 2.3(d) of the Plan of Arrangement, the transactions contemplated by this Agreement shall occur in accordance with and on the terms and conditions specified in this Agreement;

C.

The Vendor is the registered and beneficial owner of 110,000 Class A Shares with a par value of US$0.001per Class A Share (the "Purchased Shares") of the Company, representing all of the issued and outstanding shares of the Company; and

D.	The Purchaser wishes to purchase and the Vendor wishes to sell the Purchased Shares on the terms and conditions set out herein.

            NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual agreements contained herein and other good and valuable consideration (the receipt, and adequacy, of which is acknowledged by each of the Parties hereto) the Parties hereto represent, covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1        Definitions.

(1)        The Parties agree that the following terms shall have the following meanings in this Agreement:

(a)

"Affiliates" means, in respect of any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For these purposes, "control" and its derivatives means, with regard to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b)

"Agreement" means this share purchase agreement as amended, restated and/ or supplemented and includes the Schedules attached hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

(c)	"Arrangement" has the meaning ascribed thereto in Recital A;

(d)	"Arrangement Agreement" has the meaning ascribed thereto in Recital A;

(e)	"Authorization" means, with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.

(f)	"Balance Sheet Date" means December 31, 2013;

(g)	"BMA" means the Bermuda Monetary Authority;

(h)	"Business Day" means any day other than a Saturday, Sunday or statutory holiday in Vancouver, British Columbia;

(i)	"Cash Balance" has the meaning ascribed thereto in 3.2(1)(d)(iv);

(j)	"Cash Balance Statement" has the meaning ascribed thereto in Section 2.3;

(k)	"Closing" means the closing of the Transaction;

(1)	"Company" means Till Capital Ltd. (formerly Resource Holdings Ltd.);

(m)

"Common Shares" means common shares with par value of US$ 0.001per share of the Company with the rights and restrictions as set out in the bye- laws of the Company as constituted on the date of the Arrangement Agreement;

(n)	"Effective Date" has the meaning ascribed thereto in the Plan of Arrangement;

(o)	"Effective Time" has the meaning ascribed thereto in the Plan of Arrangement;

(p)	"Exchange Ratio" means 0.01, or such other number as the directors of the Purchaser may determine in accordance with Section 2.5 of the Plan of Arrangement;

(q)

"Financial Statements of the Company" means the consolidated audited financial statements of the Company and RR as at and for the period ended on December 31, 2013, consisting of a balance sheet and the accompanying statements of income, retained earnings and changes in financial position for the year then ended and notes to the financial statements together with the report of the auditors thereon;

(r)

"Governmental Entity" means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision, agent or authority of any of the foregoing, (iii) any quasi-governmental, private body or independent body exercising any regulatory, supervisory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange;

(s)	"IFRS" means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements applied on a consistent basis;

(t)

"Laws" means all statutes, regulations, statutory rules, orders, and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body or self-regulatory authority, and the term "applicable" with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity, statutory body or self-regulatory authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

(u)

"Lien" means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute;

(v)	"MSR" means Multi-Strat Re Ltd.;

(w)

"Ordinary Course" means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person;

(x)	"Parties" means the Purchaser and the Vendor and Party means either one of them;

(y)

"Person" means any individual, sole proprietorship, partnership, limited partnership, joint venture, syndicate, unincorporated association, corporation, trust, trustee, executor, administrator or other legal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

(z)	"Plan of Arrangement" has the meaning ascribed thereto in Recital A;

(aa)	"Purchaser" means Americas Bullion Royalty Corp.;

(bb)	"Purchase Price" has the meaning ascribed thereto in Section 2.2;

(cc)	"Purchased Shares" has the meaning ascribed thereto in Recital C;

(dd)	"RR" means Resource Re. Ltd.;

(ee)	"RR Shares" has the meaning ascribed thereto in 3.2(1)(d)(i);

(ff)

"Taxes" means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers' compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party;

(gg)

"Till Shares" means the restricted voting shares with a par value of US$0.001 per share of the Company with the rights and restrictions as set out in the new bye-laws of the Company to be adopted under the Arrangement Agreement;

(hh)	"Transaction" means the purchase and sale of the Purchased Shares contemplated in this Agreement and in accordance with the Plan of Arrangement;

(ii)	"TSX-V" means the TSX Venture Exchange;

(jj)	"Vendor" means Multi-Strat Holdings Ltd;

(kk)	"VWAP" means volume weighted average price.

1.2        Interpretation.

(1)	For the purposes of this Agreement:

(a)	the schedules attached to this Agreement form an integral part of this Agreement for the purposes of it;

(b)

for the purposes of this Agreement, references to "the knowledge of the Vendor" or "the Vendor has no knowledge" means the actual current knowledge of senior management of the Vendor without any obligation to make on inquiries of any Person;

(c)	words importing the singular number include the plural and vice versa, and words importing the masculine gender include the feminine and neuter genders;

(d)

any reference in this Agreement to an article, paragraph, subparagraph, Section, Subsection or Schedule is a reference to the appropriate article, paragraph, subparagraph, Section, Subsection or Schedule in or to this Agreement;

(e)	the headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(f)

the words "herein" "hereof" and "hereunder" and words of similar import , refer to this Agreement as a whole and not to any particular Article, section, subsection, paragraph, subparagraph or other subdivision or Schedule hereof;

(g)

the word "including" when following any general statement, term or matter, , will not be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, but will be construed to refer to all other items or matters that could reasonably fall within the scope of such general statement, term or matter, whether or not non-limiting language (such as [11]without limitation\ [11]but not limited to11 or words of similar import) is used with reference thereto; and

(h)

when calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period will be excluded and if the last day of such period is a non-Business Day, the period in question will end on the next Business Day.

ARTICLE 2
PURCHASE OF SHARES

2.1        Purchase and Sale.

            The Vendor hereby sells, assigns and transfers to the Purchaser and the Purchaser hereby purchases from the Vendor the Purchased Shares free and clear of all Liens and in accordance with and subject to the terms and conditions set forth in this Agreement.

2.2        Purchase Price.

(1)        The purchase price (the "Purchase Price") payable by the Purchaser to the Vendor for the Purchased Shares shall be an amount equal to US$1,450,000.00, being the aggregate of:

(a)	US$417,531.08, the total payments made by the Vendor with respect to the incorporation and funding of the Company and RR as at the Oosing; and

(b)	US$1,032,468.92, the Cash Balance as at the Closing.

(2)        The Purchase Price shall be paid by the Purchaser by certified cheque, bank draft or wire transfer of immediately available funds to or to the order of the Vendor or as it may otherwise direct in writing.

2.3        Cash Balance.

(1)        At least three (3) days prior to the Oosing, the Vendor shall supply the Purchaser with a statement that sets out the amount of the Cash Balance as at the Oosing (the "Cash Balance Statement") and reasonable supporting evidence. The amount of the Cash Balance shall be subject to the approval of the Purchaser, acting reasonably.

(2)        In the event that the Cash Balance is less than US$1,032,468.92, the Purchase Price shall be reduced by an amount equal to the difference between US$1,032,468.92 and the amount reflected in the Cash Balance Statement approved by the Purchaser.

(3)        For greater certainty, if the Cash Balance exceeds US$1,032,468.92, the Purchase Price shall be adjusted to reflect such difference.

2.4        Payment of Purchase Price.

(1)        At Closing, the Purchase Price shall be paid and satisfied by the Purchaser paying the Purchase Price by, certified cheque, bank draft or wire transfer of immediately available funds to or to the order of the Vendor or as it may otherwise direct in writing. The Vendor agrees that payment to the account designated by the Vendor in accordance with the foregoing shall satisfy the Purchaser's obligation to pay the Purchase Price.

2.5        Taxes and Fees.

              Each of the Purchaser and the Vendor will be liable for all Taxes, duties, registration fees or other like charges properly payable by such Party under applicable Law in connection with the sale, assignment and transfer of the Purchased Shares from the Vendor to the Purchaser.

ARTICLE 3
REPRESENTATION AND WARRANTIES OF THE VENDOR

3.1        Representations and Warranties of the Vendor.

(1)        The Vendor represents and warrants as follows to the Purchaser at the date of this Agreement and acknowledges and confirms that the Purchaser is relying upon such representations and warranties in connection with the purchase of the Purchased Shares:

(a)

Incorporation and Qualification. The Vendor is a company duly incorporated, validly existing and in good standing under the Laws of Bermuda and has the corporate power to enter into and perform its obligations under this Agreement.

(b)

Corporate Authority. The execution and delivery of and performance by the Vendor of this Agreement have been authorized by all necessary corporate action on the part of the Vendor. The transfer of the Purchased Shares to the Purchaser has been authorized by all necessary corporate action on the part of the Company.

(c)

Enforceability. This Agreement has been duly executed and delivered by the Vendor and constitutes a legal, valid and binding agreement of the Vendor enforceable against it in accordance with its terms.

(d)

No Conflicts. The execution and delivery of this Agreement, the consummation of the transactions among the Parties contemplated hereby, or the due observance and performance by the Vendor of its obligations herein:

	(i)	will not conflict with or result in a breach of or violate any of the terms, conditions or provisions of the charter documents or bye-laws of the Vendor, the Company or RR;

(ii)

will not conflict with or result in a breach of or violate any of the terms, conditions or provisions of any Law, judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity, domestic or foreign, to which the Vendor, the Company or RR is subject; or

(iii)

will not violate or conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of or accelerate the performance required by, or result in the creation of any Lien, security interest, charge or encumbrance upon any of the Purchased Shares or the properties or assets of the Company or RR under any of the terms, conditions or provisions of the articles or any note, bond, mortgage, indenture, deed of trust, licence, agreement or other instrument or obligation to which the Vendor, the Company or RR is a party or pursuant to which any of their properties or assets may be bound or affected.

(e)

Vendor's Title to Purchased Shares. The Purchased Shares are owned by the Vendor as the legal and beneficial owner of record, with good and marketable title thereto, free and clear of all Liens, charges, mortgages, security interests, encumbrances, rights, calls, claims and demands of every nature and kind whatsoever. The Vendor has the full power and authority to sell, transfer and assign to the Purchaser the Purchased Shares and to vest in the Purchaser a good, valid and subsisting title in and to the Purchased Shares free and clear of all Liens, charges, mortgages, security interests, encumbrances, rights, calls, claims, demands or liabilities of every nature and kind whatsoever. All of the Purchased Shares have been issued in compliance with all applicable Laws including, without limitation, applicable securities Laws.

(f)

No Other Agreements to Purchase. Except for the Purchaser's right under this Agreement, no person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, pre- emptive or contractual) capable of becoming such for the purchase or acquisition from the Vendor of any of the Purchased Shares.

(g)

Authorizations and Consents. There is no requirement on the part of the Vendor, the Company or RR to make any filing with or give any notice to any Governmental Entity or body, or obtain any order, permit, approval, waiver, license or similar authorization, in connection with the completion of the transactions contemplated by this Agreement, except for filings and notifications required to the TSX-V and to the BMA with respect to (i) the change of shareholder control of the Company pursuant to section 30D of the Insurance Act (Bermuda) and (ii) the Exchange Control Division of the BMA to apply for a no-objection under the Bermuda Exchange Control Act 1972 to the transfer of the Purchased Shares.

(h)	Residence. The Vendor is a non-resident of Canada for the purposes of the Income Tax Act (Canada).

(i)	Cash Balance. The Cash Balance as at the Closing will be set out in the Cash Balance Statement.

3.2          Representations of the Vendor with Respect to the Company and RR.

(1)           The Vendor represents and warrants as follows to the Purchaser at the date of this Agreement and acknowledges and confirms that the Purchaser is relying upon such representations and warranties in connection with the purchase of the Purchased Shares:

(a)

Incorporation and Qualification. Each of the Company and RR is a company duly incorporated, validly existing and in good standing under the Laws of Bermuda and has the corporate power and authority to own and operate its assets and conduct its business as now owned and conducted. Each of the Company and RR is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, and has all Authorizations required to own, lease and operate its properties and to carry on its business as now conducted.

(b)	Corporate Authority. The transfer of the Purchased Shares to the Purchaser has been authorized by all necessary corporate action on the part of the Company.

(c)

Purchased Shares. The Purchased Shares consist of all of the duly issued and outstanding shares of the Company. All of the Purchased Shares have been issued in compliance with all applicable Laws including, without limitation, applicable securities Laws. Other than: (i) a warrant issued to Multi-Strat pursuant to a warrant certificate dated January 31, 2014 to purchase 5,500 Common Shares expiring on December 31, 2018 at an exercise price per share equal to the VWAP per share of the Purchaser on the TSX or TSX-V, as applicable, for the 10 trading day period immediately prior to the Closing, divided by the Exchange Ratio; provided that, the directors the Purchaser, may at any time prior to the Effective Time, by resolution of the Purchaser's board of directors, alter the Exchange Ratio if it determines that it is necessary or advisable to do so in order to ensure that the Purchaser will, upon completion of the Arrangement, meet the minimum distribution requirements of the TSX-V applicable to a Tier 1 Issuer (as defined in the TSX-V Corporate Finance Manual); and (ii) an agreement to issue Till Shares to Kudu Partners, L.P. in accordance with an agreement between the Company and Kudu Partners, L.P. entered into as of the date hereof, the Purchased Shares constitute all of the issued and outstanding securities of the Company and there are no agreements relating to the issuance, sale, transfer or voting of any equity securities or other securities of the Company and, except as provided in the bye-laws of the Company as constituted on the date of the Arrangement Agreement.

(d)	Subsidiary.

(i)

The Company is the registered and beneficial owner of 120,000 common shares with a par value of US$1.00 per common share of RR, representing all of the issued and outstanding shares of RR (the "RR Shares"). The RR Shares constitute all of the issued and outstanding securities of RR and there are no agreements relating to the issuance, sale, transfer or voting of any equity securities or other securities of RR and, except as provided in the bye-laws of RR;

(ii)

The RR Shares are owned by the Company as the legal and beneficial owner of record, with good and marketable title thereto, free and clear of all Liens, charges, mortgages, security interests, encumbrances, rights, calls, claims and demands of every nature and kind whatsoever. The RR Shares consist of all of the duly issued and outstanding shares of RR. All of the RR Shares have been issued in compliance with all applicable Laws including, without limitation, applicable securities Laws;

(iii)

RR holds a valid Class 3A insurance license and as such is duly qualified, licensed or registered to carry on a reinsurance business and will be able to carry on a reinsurance business immediately after the Effective Date without any other material requirements other than satisfaction of the undertaking provided by Multi-Strat Re Ltd. "MSR" to the BMA pursuant to which MSR has agreed to provide ( ) the initial reinsurance arrangements to the Insurance Division of the BMA for prior approval prior to writing business;

(iv)	RR holds approximately US$1,032,468.92 in cash and notes owing as at the Closing (the "Cash Balance"); and

(v)	Since the Balance Sheet Date the business of each of the Company and RR has been carried on in the Ordinary Course.

(e)

Financial Statements. The Financial Statements of the Company have been prepared in accordance with IFRS applied on a basis consistent with those of previous fiscal years and each fairly, completely and accurately discloses in all material respects: (A) the consolidated assets, liabilities and obligations (whether accrued, contingent, absolute or otherwise), income, losses, retained earnings, reserves and financial position of the Company and its subsidiaries; (B) the results of operations of the Company and its subsidiaries; and (C) the changes in the financial position of the Company and its subsidiaries, all as at the dates and for the periods therein specified. Complete and accurate copies of the Financial Statements of the Company are attached as Schedule A hereto.

(f)

Taxes. Each of the Company and RR has filed or caused to be filed, within the times and in the manner prescribed by Law, all applicable tax returns and tax reports which are required to be filed by it. The information contained in such returns and reports is correct and complete and such returns and reports reflect accurately all liability for Taxes of the Company and RR for the periods covered thereby. All applicable income, profits, franchise, sales, use, occupancy, excise and other Taxes and assessments (including interest and penalties) that are or may become payable by or due from the Company or RR have been fully paid. The income tax liabilities of the Company and RR have been assessed for all fiscal years to and including its fiscal years ended on December 31, 2013. There are no outstanding agreements or waivers extending the statutory period or otherwise providing for an extension of time with respect to the assessment or re-assessment of tax against, or the filing of any tax return or the payment of any tax by, the Company or RR. There are no claims, actions, suits or proceedings pending, or threatened against the Company or RR relating to taxes and the Vendor knows of no valid basis for any such claim, action, suit, proceeding, investigation or discussion. The Company and RR have each withheld from each payment made by it the amount of all taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxing or other authority within the time prescribed under any applicable Law.

(g)

No Material Adverse Change. Since the Balance Sheet Date, there has been no material adverse change in the business, activities, assets, liabilities, operations, properties, results of operation, prospects or condition (financial or otherwise) of the Company or RR and there exists no actual, alleged or anticipated event, occurrence, condition or act which may (or would with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) result in such a material adverse change.

(h)

No Undisclosed Liabilities. Neither the Company nor RR has liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) except for current liabilities incurred in the Ordinary Course, which liabilities or obligations are not in arrears and have not had a material adverse effect on the financial condition of the Company or RR.

(i)

Books and Records. All accounting and financial books and records of the Company and RR have been fully, properly and accurately kept and completed in all material respects and such books and records and other data and information are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which are not in the possession of, or held for the benefit of and deliverable upon request to, the Company or RR.

G)	Title to Assets. Each of the Company and RR have good and marketable title to all of its assets, free and clear of all Liens.

(k)

Sufficiency and Condition of Assets. The Company and RR each owns or leases or licenses all of its assets. Such assets include all rights and property necessary to enable each of the Company and RR to conduct its business after the Effective Date substantially in the same manner as it was conducted prior to the Effective Date including all the assets reflected in the balance sheets forming part of the Financial Statements, except as indicted in the notes thereto, together with all additions thereto and less all dispositions thereof. The Company and RR will not lose ownership of or the right to use any such assets solely as a result of the completion of the transactions contemplated herein and all such assets are in good operating condition and repair having regard to their use and age and are adequate and suitable for the uses to which they are being put.

(1)

No Breach of Material Contracts. Each of the Company and RR has performed all of the obligations required to be performed by it and is entitled to all material benefits under, and is not alleged to be in material default of, any material contract to which it is a party or by which its assets are bound (each a "Material Contract".  Each Material Contract is in full force ). and effect, unamended and there exists no material default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or event of default by the counterparties to any Material Contract.

(m)

No Action. Neither the Company nor RR is aware of any action, suit or proceeding, at law or at equity, for or by any court or any federal, provincial, municipal or other governmental department, commission, board, agency or instrumentality which would prevent or materially adversely affect the transactions contemplated by this Agreement, affect its assets and liabilities or result in a material adverse change.

(n)

Bankruptcy. The Company and RR has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors, had any petition for a receiving order filed against it, taken any proceeding with respect to a compromise, arrangement or winding up, or otherwise taken advantage of any insolvency or bankruptcy legislation, had a receiver appointed to any part of its property or had any execution or distress or seizure levied upon any of its property.

(o)	Securities Laws. Neither the Company nor RR is a reporting issuer under any Canadian securities Laws and there is no published market for the Purchased Shares.

ARTICLE 4
PURCHASER'S REPRESENTATIONS AND WARRANTIES

(1)           The Purchaser represents and warrants as follows to the Vendor at the date of this Agreement and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with the sale by the Vendor of the Purchased Shares:

(a)

Incorporation and Qualification. The Purchaser is a corporation incorporated and existing under the Laws of British Columbia. The Purchaser has the corporate power to enter into and perform its obligations under this Agreement.

(b)	Corporate Authority. The execution and delivery of and performance by the Purchaser of this Agreement have been authorized by all necessary corporate action on the part of the Purchaser.

(c)

Approvals. The Purchaser has obtained all necessary approvals to enter into this Agreement and to carry out the transactions contemplated by this Agreement subject to the consents and approvals required in the Arrangement Agreement, the Interim Order (as defined in the Plan of Arrangement), and the Final Order (as defined in the Plan of Arrangement).

(d)	Enforceability. This Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

(e)

Non-Contravention. Neither the execution, delivery and performance by the Purchaser of this Agreement nor the completion of the transactions contemplated hereby will conflict with or result in a breach of or default under any agreement or other instrument or obligation to which the Purchaser is a party or by which the Purchaser is bound.

ARTICLE 5
CLOSING

5.1        Closing

            Closing shall occur on the Effective Date at the time set out in the Plan of Arrangement.

5.2        Conditions Precedent to the Agreement.

            The obligations of the parties to complete the Transaction and to deliver the documents contemplated hereby are conditional on the satisfaction or waiver of all conditions precedent in the Arrangement Agreement which condition is for the benefit of both the Vendor and Purchaser and may not be waived.

ARTICLE 6
CLOSING COVENANTS

6.1        Vendor's Covenants.

(1)	The Vendor covenants to deliver to the Purchaser at Closing the following:

	(a)	certified copies of (a) the resolutions of the directors of the Vendor approving the execution, performance, and delivery of this Agreement and (b) the constating documents of the Vendor;

(b)	a certificate of good standing of each of the Vendor, the Company and RR;

(c)	a copy of the register of members of the Company showing the Purchaser as the registered owner of the Purchased Shares;

(d)	a copy of the register of member of RR showing the Company as the registered owner of the RR Shares;

(e)	duly signed resignations and releases of John T. Rickard as director, Joseph Taussig as Vice Chairman, and Wayne Kauth as Chief Financial Officer, each in a form satisfactory to the Purchaser; and

(f)	any other documentation as may reasonably be required by the Purchaser.

6.2        Purchaser's Covenants.

            The Purchaser covenants to the Vendor to deliver at Closing a certified cheque, bank draft or evidence of a wire transfer of immediately available funds payable to or to the order of the Vendor or as the Vendor may otherwise direct in writing, in the amount of the Purchase Price.

ARTICLE7
SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

(1)           The covenants, representations and warranties of the Vendor contained in this Agreement and in any certificates or documents delivered pursuant to or in connection with the transactions contemplated by this Agreement shall survive the closing of the purchase and sale of the Purchased Shares and, notwithstanding such closing, and regardless of any investigation by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser without limitation of time, subject only to applicable limitation periods imposed by Law.

(2)           The covenants, representations and warranties of the Purchaser contained in this Agreement and in any certificates or documents delivered pursuant to or in connection with the transactions contemplated by this Agreement shall survive the closing of the purchase and sale of the Purchased Shares and, notwithstanding such closing, and regardless of any investigation by or on behalf of the Vendor, shall continue in full force and effect for the benefit of the Vendor without limitation of time, subject only to applicable limitation periods imposed by Law.

ARTICLE 8
GENERAL

8.1        Time of the Essence.

            Time is of the essence in this Agreement.

8.2        Enurement.

            This Agreement becomes effective when executed by the Vendor, the Purchaser and the Company. After that time, it will be binding upon and enure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. Neither this Agreement nor any of the rights or obligations under this Agreement, including any right to payment, may be assigned or transferred, in whole or in part, by either Party without the prior written consent of the other Party.

8.3        Entire Agreement.

            This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to such transactions. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

8.4        Amendment.

            This Agreement will not be amended or modified, unless such amendment or modification is agreed to in writing by the Parties, and each Party executes a written instrument giving effect to such modification.

8.5        Waiver.

            No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party's failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right it may have.

8.6        Further Assurances.

            Each of the Parties covenants and agrees to do such things, to attend such meetings and to execute such further documents and assurances as may be deemed necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

8.7        Termination.

            This Agreement may, by notice in writing given at or prior to the completion of the transaction, be terminated by mutual consent of the Vendor and the Purchaser.

8.8        Severability.

            If any provision of this Agreement is determined to be illegal, invalid or unenforceable, by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

8.9        Governing Law.

            This Agreement is governed by, and will be interpreted and construed in accordance with, the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein.

8.10      Counterparts.

            This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Agreement.

[Signature page follows]

The parties have executed this Share Purchase Agreement as of the date first written above.

AMERICAS BULLION ROYALTY CORP.

:	By:	/s/ Timothy P. Leybold

Name: Timothy P. Leybold
Title: CFO

MULTI-STRAT HOLDINGS LTD.

:	By:	/s/ Joseph Taussig

Name: Joseph Taussig
Title: Director

SCHEDULE A
FINANCIAL STATEMENTS

[Please see attached]

A-1

RESOURCE HOLDINGS LTD.

Consolidated Financial Statements
(With Independent Auditors' Report Thereon)

For the year ended December31,2013
and for the period from August 20, 2012 (Date of Incorporation)
to December 31, 2012

RESOURCE HOLDINGS LTD.
CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 2013 AND 2012
CONTENTS

KPMG Audit Limited Crown House 4 Par-la-Ville Road Hamilton HM 08 Bermuda	Mailing Address: P.O. Box HM 906 Hamilton HM DX Bermuda
	Telephone	+1 441 295 5063
	Fax	+1 441 295 9132
	Internet	www.kpmg .bm

INDEPENDENT AUDITORS' REPORT

To the Shareholder and Board of Directors
of Resource Holdings Ltd.

We have audited the accompanying consolidated financial statements of Resource Holdings Ltd. (the "Company"), which comprise the consolidated statement of financial position as at December 31, 2013 and 2012 and the consolidated statements of comprehensive loss, changes in equity and cash flows for the periods ended December 31, 2013 and 2012, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management , as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Resource Holdings Ltd. as at December 31, 2013 and 2012, and its consolidated financial performance and its consolidated cash flows for the periods ended December 31, 2013 and 2012 in accordance with International Financial Reporting Standards.

Chartered Accountants
Hamilton, Bermuda
February 20, 2014

<Cl 2014 KPMG Audit Umed, a Bermuda limited liability co"l)any and a member firm of the KPMG network of independent member firms affihated wrth KPMG lnternatt0nal Cooperative ("KPMG lntemat1onalH), a Swiss entity.

All rights reserved.

RESOURCE HOLDINGS LTD.
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
AS OF DECEMBER 31,2013 AND 2012
(Expressed in United States Dollars)

		December 31	December 31
		2013	2012
	Note	$	$
ASSETS:
Cash and cash equivalents	4,5	984,757
Note receivable - non-current asset	4,6,7	100,000
Prepaid expenses		3,938

Total assets		1,088,695

LIABILITIES:
Accounts payable and accrued expenses	7	70,564

Total liabilities		70,564

SHAREHOLDER'S EQUITY
Share capital	8	110
Additional paid-in capital	9	1,099,190
Retained loss		(81,169)

Total shareholder's equity		1,018,131

Total liabilities and shareholder's equity		1,088,695

The accompanying notes should be read in conjunction with these consolidated financial statements

RESOURCE HOLDINGS LTD.
CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
FOR THE YEAR ENDED DECEMBER 31,2013 AND FOR THE PERIOD FROM AUGUST 20, 2012 (DATE OF
INCORPORATION) TO DECEMBER 31,2013
(Expressed in United States Dollars)

		December 31	December 31
		2013	2012
	Note	$	$
Expenses
General and administrative expenses		(81,169)
Total expenses		(81,169)
Net loss from operations		(81,169)
Comprehensive loss		(81,169)

The accompanying notes should be read In conjunction with these consolidated financial statements

RESOURCE HOLDINGS LTD.
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
FOR THE YEAR ENDED DECEMBER 31,2013 AND FOR THE PERIOD FROM AUGUST 20, 2012 (DATE OF
INCORPORATION) TO DECEMBER 31, 2013
(Expressed in United States Dollars)

		Additional
	Share	Paid-in	Retained
	Capital	Capital	Earnings	Totals
	$	$	$	$
	(Note 8)	(Note 9)

Proceeds on share issue

Comprehensive income

Shareholder's equity - December 31, 2012

Proceeds on share issuance	110	1,099,190		1,099,300

Comprehensive loss			(81,169)	(81,169)

Shareholder's equity - December 31, 2013	110	1,099,190	(81,169)	1,018,131

The accompanying notes should be read In conjunction with these consolidated financial statements

RESOURCE HOLDINGS LTD.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31,2013 AND FOR THE PERIOD FROM AUGUST 20, 2012 (DATE OF
INCORPORATION) TO DECEMBER 31,2013
(Expressed in United States Dollars)

	December 31	December 31
	2013	2012
	$	$
OPERATING ACTIVITIES:
Net loss from operations	(81,169)
Net changes in non-cash balances relating to operations:
Prepaid expenses	(3,938)
Accounts payable and accrued liabilities	70,564

Net cash used by operating activities	(14,543)

INVESTING ACTIVITIES:
Issuance of Note	(100,000)

Net cash used by investing activities	(100,000)

FINANCING ACTNITIES:
Proceeds on issuance of shares	1,099,300

Net cash provided by financing activities	1,099,300

Increase in cash and cash equivalents for the period	984,757

Cash and cash equivalents, beginning of period

Cash and cash equivalents, end of period	984,757

The accompanying notes should be read In conjunction with these consolidated financial statements

RESOURCE HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

1.	The Company

Resource Holdings Ltd. (the "Company"), was incorporated under the laws of Bermuda on August 20, 2012 and through its wholly-owned Bermuda domiciled subsidiary, Resource Re Ltd., (the "Subsidiary") carries on reinsurance business, assuming risks from a number of international insurance markets. The Subsidiary is licenced as a Class 3A reinsurer and at December 31, 2013, had not commenced writing reinsurance business.

The Company is managed and has its principal place of business in, the Continental Building, 25 Church Street, Hamilton Bermuda. The Company's ultimate parent company is Multi Strat Holdings Ltd., a company incorporated in Bermuda.

On December 16, 2013, Multi Strat Holdings Ltd. signed a letter of intent with Americas Bullion Royalty Corp. for the latter to acquire all of the issued and outstanding shares of the Company for approximately US$1,300,000.

2.	Statement of Compliance and Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with International Financial Reporting Standards ("IFRS") as issued and interpretations adopted by the International Accounting Standards Board ("IASB") .

The consolidated financial statements were authorized for issue by the Board of Directors on February 20, 2014.

The consolidated financial statements are prepared in United States Dollars (USO), which is the Company's functional currency.

The financial statements are prepared using historical cost basis.

The significant accounting policies stated in Note 3 below conform in all material respects with IFRS.

3.	Significant Accounting Policies

The significant accounting policies used in these consolidated financial statements are as follows:

Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Company and the Subsidiary. Where the company has control over an investee, it is classified as a subsidiary.

Cash and cash equivalents

Cash and cash equivalents comprise cash on deposit with banks.

Accounts payable and accrued expenses

Accounts payable and accrued expenses comprises non-trade payables and a restated at amortized cost.

RESOURCE HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

3.	Significant Accounting Policies (continued)

Use of estimates

To prepare the financial statements, the Company has to make estimates and assumptions that affect the book value of assets and liabilities, income and expenses, and data disclosed in the notes to the financial statements.

All estimates are subjective in nature and could materially influence the financial statements. Accordingly, management makes these estimates and assessments on an ongoing basis according to past experience and various factors that are deemed reasonable and which constitute the basis for these assessments. The amounts shown in the Company's future financial statements are likely to differ from these estimates in accordance with changes in assumptions or different conditions.

Translation of foreign currencies

Foreign currency assets and liabilities considered monetary items are translated using exchange rates in effect at the date of the consolidated statement of financial position and are recognized in the consolidated statement of comprehensive loss. Foreign currency transactions are translated at exchange rates prevailing at the date of the transaction . Exchange gains and losses are included in the determination of net income. Share capital is translated at the exchange rate prevailing at the date of issue.

General administrative expenses

Interest income and general and administrative expenses are recognized on the accrual basis of accounting. Interest income is recognized net of withholding taxes.

Related party transactions

Related parties include the shareholder, directors and key management personnel, including close family members, who have the authority and responsibility for planning, directing and controlling the activities of the Company.

Taxation

Under current Bermuda Law, the Company is not required to pay taxes in Bermuda on either income or capital gains. The Company has received an undertaking from the Minister of Finance in Bermuda that in the event of such taxes being imposed, the Company will be exempted from taxation until the year 2035. The Company is subject to withholding tax on investment income from foreign securities.

Implementation of new accounting standards and amendments to published accounting standards

The amendments to accounting standards within IFRS framework either did not have an impact on the Company's consolidated financial statements or are not relevant to the Company's operations.

All new interpretations to existing standards that are not yet effective are not expected to be relevant to the Company's operation.

RESOURCE HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

4.	Financial Risk Management

Concentration of credit risk

Credit risk is the risk of financial loss to the Company if their counterparties fail to meet their contractual obligations. The Company's credit risk arises from receivable balances due, as at December 31, 2013 the Company has one outstanding note receivable - refer to Note 6 for further details.

As of December 31, 2013, cash and cash equivalents are held with two reputable international financial institutions.

Legal/regulatory risk

Legal/regulatory risk is the risk that the legal or regulatory environment in which an insurer operates will change and create additional loss costs or expenses not anticipated by the insurer in pricing its products. That is, regulatory initiatives designed to reduce insurer profits or new legal theories may create costs for the insurer beyond those recorded in the consolidated financial statements. The Company mitigates this risk through its underwriting and loss adjusting practices which identify and minimize the adverse impact of this risk.

5.	Fair Value of Financial Instruments

The following methods and assumptions were used by the Company in estimating the fair value of financial instruments:

Cash and cash equivalents: The carrying amounts reported in the statement of financial position for these instruments approximate their fair values.

Loans and receivables: The fair value of the note receivable and accounts payable and accrued expenses approximate their carrying value due to their relative short term nature.

The estimates of fair values of financial instruments are subjective in nature and are not necessarily indicative of the amounts that the Company would actually realize in a current market exchange. However, any differences would not be expected to be material.

6.	Note receivable

In November 2013, the Subsidiary advanced $100,000 to La Plata River Partners, LLC, a company organized in the state of Washington, U.S.A. The note is non-interest bearing, unsecured and repayable on or before October 31, 2018.

7.	Related Party Balances and Transactions

During 2013 the Subsidiary advanced a $100,000 to a company owned by a close family member of one of the directors of the Subsidiary. See Note 6 for details of the terms and amount of the note which is outstanding at December 31, 2013.

Included within accounts payable is an amount of $46,300 payable to a company owned by a close family member of one of the directors of the Subsidiary. The amount owed is non-interest bearing, unsecured and repayable on demand.

RESOURCE HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

8.	Share Capital

	2013	2012
	$	$
Authorised

11,500,000 common shares of par value of US$0.001 each	11,500	11,500
500,000 Class A Shares of par value US$0.001 each.	500	500

	12,000	12,000

Issued and fully paid
110,000 Class A shares of par value US$0.001 each	110

	110

9.	Additional paid-in capital

During the period ended December 31, 2013 amounts totaling $1,099,190 were provided to the Company by its shareholder as additional paid-in capital.

10.	Statutory Requirements

As a registered insurance company under the Bermuda 'Insurance Act 1978 amendments thereto and related regulations' ('the Act') the Subsidiary is required to prepare Statutory Financial Statements and to file a Statutory Financial Return annually (or as otherwise agreed, in certain circumstances). The Act also requires the Subsidiary to meet certain defined measures of solvency and liquidity. The statutory capital and surplus amounted to US$1,019,003 and US$ Nil as of December 31, 2013 and 2012 respectively. The minimum statutory capital and surplus required by the Act for the Subsidiary's current operations amounted to $1,000,000 and US$ Nil at December 31, 2013 and 2012 respectively. (The principal difference between the Company's statutory capital and surplus and shareholder's equity as reported in conformity with generally accepted accounting principles relate to prepaid expenses and deferred acquisition costs).

11.	Subsequent Events

On January 31, 2014, the Company granted a warrant to Multi Strat Holdings Ltd., its ultimate parent, to purchase 5,500 of the Company's common shares at a price per share equal to US$10.00, as adjusted from time to time pursuant to the terms of the share purchase warrant. The warrant expires on December 31, 2023.

On February 20, 2014, the note receivable of $100,000 due from La Plata River Partners, LLC was repaid in full.